Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

LICENSE AGREEMENT

PREAMBLE

           This License Agreement (“Agreement”) is made and entered into to be effective as of November 4, 2011 (“Effective Date”), by and between AtheroNova, Inc., a Delaware corporation having its principal office at 2301 Dupont Drive, Suite 525, Irvine, California 92612 U.S.A. (hereinafter with its respective Affiliates collectively referred to as “Parent”), AtheroNova Operations, Inc., a wholly owned subsidiary of Parent, (hereinafter referred to as “AtheroNova”), and OOO CardioNova, a Russian corporation and a subsidiary of OOO Maxwell Biotech Group, having its principal office at Bolshaya Yakimanka 1, Suite 329, Russia, 119180 (hereinafter with its respective Affiliates referred to as “CardioNova”).

WITNESSETH

           WHEREAS,  Parent is a publicaly traded company and wishes to support the efforts of AtheroNova, its wholly owned subsidiary;

WHEREAS, AtheroNova is the owner of certain technology and patent rights regarding AHRO-001, an investigational drug candidate for the treatment of dyslipidemia (“Dyslipidemia”) and regression of atherosclerotic plaque and has the right to grant licenses with respect to same;

           WHEREAS, CardioNova desires to receive a license to develop and commercialize AHRO-001 and AtheroNova is willing to grant such a license in the Territory (as later defined);

           WHEREAS, CardioNova, on its own and/or through affiliated companies, intends to secure funds, manage and monitor clinical trials for the registration of AHRO-001 in the Territory, and thereafter use, market and/or sell products containing AHRO-001 in its Territory; and

           WHEREAS, AtheroNova wishes to grant the aforementioned license and Parent wishes to support such grant all to induce CardioNova to secure funding for such development and commercialization; all upon the terms and conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE I. DEFINITIONS

           For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1.
“Actual Cost” shall mean, with respect to the Licensed Compound or the Licensed Products, AtheroNova’s actual direct manufacturing, testing, material supply, storage, and transportation costs expended to produce, release and deliver the Licensed Compound or Licensed Products to CardioNova’s designated facilities in the Territory, as the case may be (without markup or inclusion of any internal AtheroNova costs, unless specifically provided under this Agreement).

1.2.
“Affiliate” shall include, with respect to any party:  an organization the voting stock of which is, directly or indirectly, at least fifty percent (50%) owned or controlled by such party; an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of such party, or an organization the voting stock of which is, directly or indirectly, at least fifty percent (50%) owned or controlled by an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of such party.

1.3.
“Ancillary Agreements” shall mean, collectively, the Stock Purchase Agreement, the Manufacturing and Supply Agreement and the Pharmacovigilance Agreement as described in more detail in Appendix B, and which shall be negotiated in good faith and documented in separate written agreements between the parties.

1.4.
“AtheroNova Patent Rights” shall mean patents and patent applications and any patent issued from said applications and from divisionals, continuations, re-examinations and reissues thereof in the Territory, owned or controlled by AtheroNova and related to Licensed Compounds.  As of the Effective Date, the AtheroNova Patent Rights are listed in Appendix A, which may be updated and amended from time-to-time after the Effective Date to include such additional relevant patents and patent applications that are subsequently filed.

1.5.
“Commercially Reasonable Efforts” shall mean exerting such good faith efforts, expertise and employing such resources as would normally be exerted or employed by established pharmaceutical companies in the Territory for a drug candidate or pharmaceutical product wholly owned by them and which is of similar market potential in any given country in the Territory and at a comparable stage of development or product life, taking into account product labeling or anticipated labeling, issues of safety, efficacy, dosing, pricing and reimbursement, the patent and other proprietary position of the compound or product, the present and potential total profitability of the compound or product marketed or to be marketed and alternative compounds or products, past performance, present and future regulatory environment, competitive market conditions in the Field and other relevant factors affecting cost, risk and timing of development and the total potential reward to be obtained if the compound or product is commercialized.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

1.6.	“Common Stock” shall mean fully paid, non-assessable, registrable common stock of Parent.

1.7.
“Development IP” shall mean any and all intellectual property developed by AtheroNova and CardioNova after the Effective Date of this Agreement related to Licensed Technology, and includes, without limitation, intellectual property and data relevant to the research, development, clinical testing and commercialization of Licensed Technology, and improvements, extensions and modifications of the Licensed Technology applicable to the manufacture, use or sale of Licensed Products.  Development IP shall constitute AtheroNova’s Proprietary Information.

1.8.	"Diversion" shall have the meaning set forth in Section 2.6.

1.9.
“Field” shall mean all human diagnostic and therapeutic applications of the Licensed Technology disclosed in the AtheroNova Patent Rights including without limitation the treatment of Dyslipidemia and the regression of atherosclerotic plaque.

1.10.	“First Commercial Sale” shall mean the first sale to a distributor or an end user of a Licensed Product by or on behalf of CardioNova in the Territory.

1.11.	“IFRS” shall mean international financial reporting standards as promulgated by the International Accounting Standards Board.

1.12.	“JSC” or “Joint Steering Committee” shall have the meaning ascribed to it in Section 3.3.

1.13.	“Issue Price” shall mean US$0.97.

1.14.
“Know-how” shall mean all ideas, processes whether or not patented, data, results, information and trade-secrets, owned or controlled by AtheroNova and which may be related to, necessary or useful for CardioNova for exploitation of Licensed Compounds including the development, manufacture, use and sale of Licensed Products, further including, without limitation, any pre-clinical and clinical related information and data which may be useful or necessary to support registration for marketing and manufacturing approval of Licensed Product with all applicable regulatory agencies in the Territory.  Know-how shall constitute AtheroNova’s Proprietary Information.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

1.15.
“Licensed Compounds” shall mean AHRO-001 including all stereoisomers, polymorphs, prodrugs, analogs, active metabolites and salts of any of the foregoing further including any and all related backup compounds and analogs disclosed and claimed in the AtheroNova Patent Rights which are subsequently substituted for AHRO-001.

1.16.
A “Licensed Process” shall mean any process that is covered, in whole or in part, by a Valid Claim contained in the AtheroNova Patent Rights issued in the country in which such process is used.  Licensed Processes shall constitute AtheroNova’s Proprietary Information.

1.17.	A “Licensed Product” shall mean any product or formulation containing any form of a Licensed Compound. Licensed Products shall constitute AtheroNova’s Proprietary Information.

1.18.
“Licensed Technology” shall mean the AtheroNova Patent Rights, the Know-how and the Development IP, to the extent that each relates to the formulation, use or manufacture of Licensed Compounds or Licensed Products.  Licensed Technology shall constitute AtheroNova’s Proprietary Information.

1.19.
“Net Sales” means the gross amounts invoiced by CardioNova for all Licensed Products covered by a Valid Claim and sold by CardioNova, its Affiliates, and Sublicensees (each, a “Seller”) to Third Party end users, after deduction of the following items, to the extent such items are incurred, taken or borne by Seller:

1.19.1.
trade, cash or quantity discounts, rebates and chargebacks or other usual and customary discounts granted and taken directly with respect to sales of Licensed Products and that are reflected on invoices; (b) credits or allowances given or made by reason of defects, rejections, recalls, returns and rebates;

1.19.2.
up to a maximum of [***] of the total gross invoice amount for any actual amounts which were billed and not collected by Seller due to bad debts, supported by evidence of bankruptcy or provided Seller has taken reasonable steps to collect bad debt on a valid invoice;

1.19.3.
actual sales taxes, value added taxes, customs or excise taxes within the Territory, or other duties, taxes or tariffs comparable to those imposed in respect of pharmaceutical products similar to Licensed Products in the Territory (excluding any income or other tax on the business of Seller);

1.19.4.
allowances, discounts, adjustments, rebates, reimbursements and similar payments in respect of sales to any governmental authority or agency thereof in the Territory, or with respect to any government-subsidized program in the Territory;

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

1.19.5.	freight and shipping insurance; and

1.19.6.
Amounts paid to AtheroNova based on Net Sales shall be reduced by [***] on a country-by-country basis if there shall exist with respect to Licensed Product during a given calendar quarter in such country one or more generic products containing the same active chemical entity(ies) as contained in Licensed Product and having the same therapeutic benefit as Licensed Product.

Sales between CardioNova, its Affiliates and Sublicensees, shall be excluded from the computation of Net Sales except where such Affiliates or Sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Party end users by such Affiliates or Sublicensees.  In the event a Seller receives non-cash consideration for a Licensed Product, the Net Sales for such Licensed Product shall be determined on the assumption that the gross amounts invoiced for the Licensed Product had been received by Seller.

In the event a Licensed Product is sold in the form of a combination product with one or more separate products which are not Licensed Products, Net Sales for such combination product will be calculated on a country-by-country basis by multiplying the actual Net Sales of such combination product by the fraction A/(A+B), where A is the average Net Sales for the Licensed Product, if sold separately in finished form in such country and B is the average Net Sales for all other components or products in the combination product, if sold separately in finished form in such country.  If, on a country-by-country basis, the Licensed Product and/or other components or products of the combination product are not sold separately in finished form in such country, Net Sales for the combination product shall be determined by AtheroNova and CardioNova in good faith.

1.20.
"Regulatory Approvals" shall mean and include licenses, permits, authorizations and approvals of, and registrations, filings and other notifications to, any governmental agency or department, including, without limitation, the United States Food and Drug Administration and/or its equivalent agency as applicable in each country in the Territory, and including any requisite pricing and reimbursement approval, necessary or appropriate for the manufacture, production, distribution, marketing, sale and/or use of Licensed Products.  “Approved” shall mean the requisite approvals for manufacture and marketing have been issued by the applicable agency.

1.21.	“Royalty Term” shall mean that period of time beginning with the First Commercial Sale and continuing until the last to expire Valid Claim under Licensed Technology.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

1.22.	“Stock Purchase Agreement” shall mean that Ancillary Agreement to be executed concurrently with this Agreement and which is more particularly described in Appendix B hereto.

1.23.	“Strategic Partner” shall have the meaning provided in Section 13.5.2.

1.24.	“Sublicensee” shall mean any Third Party to whom CardioNova, by sublicense agreement, sublicenses any portion of the Licensed Technology.

1.25.	“Term of the Agreement” or “Term” shall have the meaning as set forth in Section 13.1.

1.26.	“Termination Payment” shall have the meaning as set forth in Appendix C hereto.

1.27.
“Territory” shall mean Russian Federation, Belarus, Ukraine, Kazakhstan, Kirgizstan, Tajikistan, Turkmenistan, Moldova, Azerbaijan, and Armenia, collectively also referred to hereafter as the “Enlarged RF”.

1.28.	“Third Party” shall mean any entity other than a party to this Agreement or its respective Affiliates.

1.29.
“Valid Claim” shall mean (i) an issued claim from the AtheroNova Patent Rights in the Territory so long as such claim shall not have been irrevocably abandoned, dedicated to the public or held invalid in an unappealed or unappealable decision of a court or other authority of competent jurisdiction and further including any and all patent term extensions granted pursuant to applicable law on any such claim in the AtheroNova Patent Rights in the Territory, or (ii) a claim from the AtheroNova Patent Rights in the Territory that has been pending no longer than five (5) years after the priority date to which it is entitled.

ARTICLE II. GRANT

2.1.
License Grant.  Subject to the terms and conditions of this Agreement including, without limitation, the payment of royalties under Article IV during the Royalty Term, AtheroNova hereby grants to CardioNova (i) a non-exclusive right and license, during the Royalty Term, with the right to sublicense, under the Licensed Technology to conduct applicable clinical or related scientific trials for the registration of Licensed Compounds and/or Licensed Products in the Field and the Territory (the “Development License”); and (ii) an exclusive right and license, during the Royalty Term, with the right to sublicense, to use the Licensed Technology only for applications within the Field and in the Territory, including the rights to import, transfer, use, offer for sale and sell Licensed Compounds and/or Licensed Products in the Territory (the “Commercial License”), unless such rights are sooner terminated in accordance with the terms hereof.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

2.1.1.
Manufacturing License Rights.  In the event that AtheroNova is unable, due to natural disasters or any causes reasonably beyond the control of AtheroNova, to manufacture and timely supply to CardioNova Licensed Products meeting the applicable specifications therefor and in accordance with purchase orders therefor, which purchase orders shall not provide for more than a projected ninety (90)-day supply of any Licensed Product based on historical data or, where such data is unavailable or insufficient, reasonable forecasts of prospective trends or as mutually agreed by the parties, the Commercial License and Development License shall be expanded to additionally include Licensed Processes and the right to CardioNova to make and, to have made by Third Party(ies), and to purchase from Third Party suppliers, Licensed Products for development, use and sale in the Territory.  Each such Third Party shall be a reputable manufacturer capable of manufacturing under GMP or equivalent standards and who has a history of manufacturing for other pharmaceutical companies. Such Third Party may be located within or outside the Territory but shall be limited to producing Licensed Products only for Sellers and further, shall be prohibited from shipping Licensed Products to any destination outside the Territory.

2.1.2.	Termination. After the Term of this Agreement all licenses shall, subject to Section 13.6, be terminated.

2.2.
Distributors.  AtheroNova further grants to CardioNova the right to appoint one or more distributors and/or resellers in one or more countries in the Territory for the distribution of Licensed Products for applications solely within the Field and the Territory.

2.3.
Sublicense Limitations.  CardioNova may not sublicense any rights granted hereunder or transfer directly or indirectly Licensed Products or rights regarding Licensed Technology to any Affiliates or Third Parties for use outside the Territory.

2.4.
License Limitations.  The license granted hereunder shall not be construed to confer any rights upon CardioNova by implication, estoppel or otherwise as to any technology except as specifically set forth herein.

2.5.
No Other Rights.  Except for the license rights granted in this Article II, AtheroNova grants no other right in the Licensed Technology to CardioNova, and, as between AtheroNova and CardioNova, all rights in the Licensed Technology shall remain the sole and exclusive property of AtheroNova.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

2.6.
Diversion.  CardioNova shall not sell or make Licensed Products available for sale outside the Territory or outside the Field ("Diversion"), and to the extent permitted by applicable law, CardioNova shall include in agreements with Sublicensees, resellers and distributors that sell Licensed Products covenants from such Sublicensees, resellers and distributors to not sell or make Licensed Products available for sale outside the Territory or outside the Field. Such agreements with Sublicensees, resellers and distributors shall provide for the right of termination upon learning of any diversion as to such country wherein any diversion is occurring or sourced, and, in the event of termination of this Agreement and subject to the provisions of Section 13.6.1, shall provide for the same right of termination, at AtheroNova’s sole discretion, upon Diversion by such Sublicensee, distributor or reseller. Should either party become aware of any Diversion, it shall so inform the other party and together, both parties shall in good faith reasonably agree on a plan to eradicate such Diversion. In the event that materially all Diversion is not eliminated within [***], AtheroNova shall have the right on thirty (30) days written notice to terminate the Commercial License granted under Section 2.1 as to such country wherein such Diversion is occurring or sourced.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE III. JOINT STEERING COMMITTEE and DEVELOPMENT

3.1.
Studies.  Subject to the terms herein, CardioNova, on its own or through its Affiliates, will fund, manage and monitor in the Territory (with oversight by the Joint Steering Committee) Phase I and Phase II studies (in compliance with the attached preliminary Phase I Study Protocol and Phase II Study Protocol, as modified by the Joint Steering Committee pursuant to the authority granted hereunder) for the treatment of Dyslipidemia and regression of atherosclerotic plaque, as well as non-GLP preclinical studies necessary to satisfy Russian regulatory requirements (collectively the “Studies”) and deliver study data to AtheroNova in an agreed format, and for each Study a report in reasonable and customary form acceptable to regulatory authorities of the three ICH regions (“CSR”) and the United States Food and Drug Administration. The Studies will be adequate to meet the requirements for performing clinical studies in the Territory. In parallel with the Studies, AtheroNova shall perform at its expense animal toxicology studies in compliance with ICH guidelines (“ICH-compliant Preclinical Studies”).  The Phase I study, involving a minimum of [***] study subjects, will be a multiple ascending dose study of the safety and tolerability of the Licensed Compound in combination with atorvastatin for the treatment of subjects with mild to moderate Dyslipidemia.  The Phase II study, involving a minimum of [***] study subjects, will be a placebo-controlled efficacy and safety study of the Licensed Compound on its own and in combination with [***] in subjects with elevated blood cholesterol and either normal or elevated triglycerides. Each Study will be conducted in accordance with a study protocol approved by the Joint Steering Committee (preliminary forms of which are attached hereto as the Phase I Study Protocol and Phase II Study Protocol) and ICH Good Clinical Practice (GCP). All details of the Studies, including where they will be conducted and by whom, will be subject to final approval by AtheroNova, such approval not to be unreasonably withheld or delayed.

3.1.1.
Data Ownership.  All data, results, reports and other information and materials from the Studies, including all related conceptions and inventions, and all regulatory documents, applications, submissions and approvals, shall be deemed included within Development IP, and shall be owned by AtheroNova subject to completion of the applicable Equity Issuances set forth in Section 4.3.

3.1.2.
Information Exchange.  AtheroNova shall provide CardioNova with all information and Know-how which is owned or controlled by AtheroNova and which is necessary or useful to CardioNova for the conduct of the Studies and the development and related activities needed to obtain Regulatory Approval of Licensed Product. Similarly, CardioNova shall convey to AtheroNova all information, data and know-how developed, gained or controlled by CardioNova in connection with the Studies or Licensed Products which is useful for the development and Regulatory Approval of Licensed Products.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

3.2.
Joint Steering Committee.  Immediately following the Effective Date, a Joint Steering Committee (the “JSC”) will be established with at least one member appointed from each party and shall consist of an equal number of representatives from AtheroNova and CardioNova.  The JSC shall act promptly and diligently and be responsible for the development and approval of the design and protocol, study goals, timeline and budget for each of the Studies, allocating responsibilities to each party (the "Development Plan") and for the conduct and future direction of the Studies, among other activities.  Within thirty (30) days after the Effective Date, the JSC shall agree upon a Development Plan and approve an aggregate budget for the Studies (the “Aggregate Studies Budget”), which shall not exceed US$3,800,000 (excluding associated costs borne directly by AtheroNova) unless otherwise decided by mutual written agreement of AtheroNova and CardioNova.  On an annual basis, or more often as the parties deem appropriate, the JSC shall review and discuss, in good faith, and approve amendments to the then-current Development Plan and Aggregate Studies Budget which the parties propose to implement. Following completion of the Studies, the JSC’s focus shall be to oversee ongoing development, Regulatory Approval and commercialization of Licensed Product in the Territory.

3.2.1.
Approvals.  The JSC shall act by consensus if each party has only appointed one representative or by a majority if there are multiple representatives from each party. If the JSC cannot reach agreement on an issue, the JSC shall refer such matter to AtheroNova's Chief Executive Officer, or its designee, for the resolution of issues concerning any change in (i) patient safety, (ii) adverse event reporting, (iii) therapeutic dosage or method of administration of the Licensed Product, (iv) design and protocol of each of the Studies (insofar as changes will not cause the total budget for the Studies to exceed US$3,800,000, in which case the matter shall be referred to AtheroNova's Chief Executive Officer and CardioNova 's Chief Executive Officer for joint resolution), or (v) other matters that are likely to result in an adverse effect on any market approvals of the Licensed Product outside the Territory; or to CardioNova's Chief Executive Officer, or its designee, for the resolution of all issues relating to the Regulatory Approval or commercialization of Licensed Product in the Territory.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

3.3.
Financing.  CardioNova shall promptly seek financing sufficient to pay (i) the Aggregate Studies Budget to enable CardioNova to support pre-clinical and clinical trials of Licensed Compounds and Licensed Products in the Territory and (ii) the equity investment pursuant to Section 4.1 (collectively, the “Financing”). It is expected that CardioNova shall secure agreement to such funding within thirty (30) days of approval of the Development Plan and Aggregate Studies Budget by the JSC and that such funding shall occur in a first tranche of US$500,000 (the “Initial Tranche”) and then in additional tranches as are required to complete the Financing.  However, should CardioNova fail to secure agreement to provide all the Financing within three (3) months after the Effective Date, this Agreement shall terminate thereafter upon thirty (30) days written notice from AtheroNova unless during such thirty (30)-day period CardioNova shall secure such Financing in which case this Agreement shall continue unabated.  CardioNova shall notify AtheroNova in writing immediately upon securing the Initial Tranche of the Financing and any subsequent tranche until the Aggregate Studies Budget is fully financed.

3.4.	Supply of Licensed Product.

3.4.1.
Clinical.  AtheroNova will perform formulation and CMC work, and manufacture and supply at its own cost supplies of Licensed Compounds for use in the Studies.  Such supplies shall be timely supplied to CardioNova as needed to support its conduct of the Studies.  The cost of such activities are estimated and set forth in Appendix D hereto.  The total amount paid by AtheroNova in connection with recrystalization of the Licensed Compound and for tablet manufacturing, as contemplated in Appendix D, shall not exceed US$267,000 (the “Drug Supplies Total Cost”), shall equal the total amount of the Equity Investment to be made by CardioNova pursuant to Section 4.1 and the Stock Purchase Agreement.  For supply of any Licensed Product for other clinical or related studies required to obtain Regulatory Approval of such Licensed Product in the Territory, CardioNova shall pay to AtheroNova its Actual Costs [***], and all applicable shipping costs, for such Licensed Product meeting the applicable specifications therefor and the delivery requirements specified by CardioNova.  AtheroNova may use Third Parties for the manufacture and supply of Licensed Products.

3.4.2.
Commercial.  For commercial supply of Licensed Products following Regulatory Approval in the Territory, the parties shall negotiate in good faith and enter into a Manufacturing and Supply Agreement as generally described in Appendix B.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

3.4.3.
Right to Manufacture.  In the event AtheroNova (i) is unable, whether or not due to natural disasters or any causes reasonably beyond the control of AtheroNova, to supply adequate clinical or, subject to Section 2.1.1, commercial supplies of Licensed Product and CardioNova’s inventory on-hand of Licensed Product is less than [***] days supply based on historical data, (ii) licenses or distributes a product in the Territory, which is competitive with any Licensed Product, or (iii) if the cost of supplies of any finished Licensed Product from AtheroNova to CardioNova either (a) is greater than [***] of the Net Sales price of such Licensed Product in the Territory or (b) increases by greater than [***] over the lowest supply cost of such Licensed Product after the First Commercial Sale of such Licensed Product in the Territory, then the Commercial License and Develoment License granted CardioNova in Section 2.1 shall be expanded to include the Manufacturing License Rights set forth in Section 2.1.1.

3.5.
Due Diligence.  Provided that AtheroNova makes timely delivery of adequate quantities of a Licensed Product conforming to the applicable specifications therefor and suitable for use in the Studies and any subsequent clinical trial required for Regulatory Approval of such Licensed Product in the Territory, CardioNova shall use Commercially Reasonable Efforts to (i) file, prosecute and obtain Regulatory Approval for commercial sale in each country in the Territory of such Licensed Product for the treatment of Dyslipidemia and/or such other indication within the Field as AtheroNova and CardioNova agree, and (ii) following receipt of Regulatory Approval in the Territory, thereafter use Commercially Reasonable Efforts to implement a marketing and commercialization strategy for such Licensed Product.  In the event of material breach by CardioNova of its obligations under this Section 3.5, AtheroNova shall have the right on sixty (60) days written notice to automatically terminate the licenses granted under Section 2.1 in such country where the breach shall have occurred unless CardioNova shall undertake material steps during such sixty (60)-day period to cure or substantively begin to cure such breach.  Notwithstanding the foregoing, CardioNova shall have the sole discretion to decide the timing and order of commercialization of Licensed Products within the Territory.

3.6.
Pharmacovigilance Agreement.  At such time as becomes appropriate in advance of an anticipated Regulatory Approval in the Territory, the parties shall negotiate in good faith and enter into a Pharmacovigilance Agreement as described in Appendix B in order to conform with regulatory requirements for the applicable country in the Territory.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE IV. EQUITY ISSUANCES, ROYALTIES AND REPORTS

4.1.
Stock Purchase Agreement.  In partial consideration of the rights granted under this Agreement the parties will enter into the Stock Purchase Agreement described in Appendix B wherein CardioNova will make an equity investment in Parent.

4.2.
CardioNova Funding.  CardioNova hereby commits to funding the Phase I Study and, providing Licensed Products successfully meet the goals pre-approved for the Phase I Study by the JSC, thereafter the Phase II Study.

4.3.	Equity Issuances. In partial consideration to CardioNova for providing the funding for the Studies, Parent will issue to CardioNova:

4.3.1.
Initial Tranche.  Upon approval of the Development Plan by the JSC and provided CardioNova has secured the Financing pursuant to Section 3.3, that number of shares of Common Stock to equal the quotient of 10% of the Aggregate Studies Budget first approved by the JSC divided by the Issue Price; and

4.3.2.
Additional Tranches.  Additional tranches of Common Stock will be issued to CardioNova with a total value expressed as a percentage of the then current Aggregate Studies Budget and based on the lesser of the Issue Price and the volume weighted average closing price of Common Stock for the twenty (20) consecutive trading days preceding each associated event, as follows:

4.3.2.1.	20% upon JSC approval of the final Phase I Study protocol in advance of study commencement;

4.3.2.2.	40% on announcement of the results of the Phase I Study; and

4.3.2.3.
A final tranche on announcement of the results of the Phase II Study and containing that number of shares adjusted so that the aggregate value of all issued tranches under this Section 4.3 shall equal the final Aggregate Studies Budget approved by the JSC.

4.3.3.
Procedures.  Each tranche of Common Stock will be issued within ten (10) business days of the associated event.  All Common Stock issued to CardioNova under this Section 4.3 shall have the same benefits and rights as Common Stock issued pursuant to the Stock Purchase Agreement.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

4.4.
Royalties.  As additional consideration for the rights, privileges and license granted hereunder, during the Royalty Term, CardioNova shall pay AtheroNova a percentage of the aggregate annual Net Sales of Licensed Product pursuant to the table below less [***] of any royalty payment made to any other Third Party with respect to any license under such Third Party’s intellectual property that is required by CardioNova to research, (manufacture or have manufactured in the event the license grant is expanced to include manufacturing rights), import, use or sell Licensed Product in the applicable country in the Territory, further provided however that royalties due Atheronova hereundfer shall not be reduced by more than [***].

Annual Territory Net Sales                                     Applicable Royalty Rate
For sales from [***]                                                                                   [***]
For sales greater than [***]                                                                      [***]
For sales exceeding [***]                                                                          [***]

Quarterly Payments.  All royalties due AtheroNova under this Agreement shall be paid quarterly within sixty (60) days after the expiration of each calendar quarter in which such are generated, in United States dollars to AtheroNova in the USA, or at such other place and in such other currency as AtheroNova may reasonably designate consistent with the laws and regulations controlling in any foreign country.

4.5.
Currency, Conversion.  All amounts set forth in this Agreement are in United States dollars and to the extent any amounts are in a currency other than United States dollars (i.e. sales in the Territory, etc.) and need to be converted into United States dollars, such conversion shall be made by using the exchange rate published in the U.S. eastern version of The Wall Street Journal as of the last business day of the calendar quarterly reporting period to which such royalty payments or other amounts relate. In the event that such conversion cannot be legally made with respect to royalties, then CardioNova shall (i) to the extent CardioNova may legally convert such royalties into any other currency utilized by CardioNova, proceed with such conversion and thereafter, convert such converted currency into United States dollars or (ii) offset such non-convertible royalties against that portion of Net Sales to which CardioNova is entitled from any other country in the Territory where royalties may be converted to United States dollars (as determined by AtheroNova) such that the royalties payable from such country in the Territory shall be increased in proportion to the non-convertible royalties.

4.6.
Royalty Report.  All royalties due hereunder shall be accompanied by a royalty report itemizing the unit sales of Licensed Products per country, the calculation of Net Sales and the calculation of the royalties due for the applicable quarter. If no monies shall be due, CardioNova shall so report.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

4.7.
Taxes.  All payments by CardioNova to AtheroNova due under this Article 4 shall be paid in full, without deduction for any sales, use, excise or other similar taxes that may be owed by AtheroNova. All payments are exclusive of any value added or equivalent tax, which shall if applicable, be invoiced separately. In the event that CardioNova is required to withhold any taxes on any amount payable to AtheroNova hereunder, under the applicable laws of any country within the Territory, CardioNova shall at AtheroNova's request obtain and furnish AtheroNova with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit AtheroNova to demonstrate the payment of such withholding taxes, in order to establish AtheroNova’s right to a credit for such withholding taxes against AtheroNova’s income tax liability. CardioNova shall provide AtheroNova, at its expense, with all assistance reasonably requested by AtheroNova in connection with any application to any competent tax authorities in any country within the Territory to qualify for the benefit of a reduced rate of withholding taxation under any applicable Double Tax Treaty.

ARTICLE V. RECORDS, AUDIT RIGHTS, LATE PAYMENTS

5.1.
Audit.  CardioNova shall keep full, true and accurate books of account in accordance with IFRS consistently applied and containing all particulars that may be necessary for the purpose of showing the amounts payable to AtheroNova hereunder, and said books and supporting data shall be available, upon thirty (30) days written notice, for audit by an independent, certified public accountant, hired by AtheroNova at its expense, solely for the purpose of verifying CardioNova’s royalty reports and payments due under this Agreement.  Such audit may be conducted on previously unaudited records no more than once per year, during normal business hours, for up to five (5) years following the end of the calendar year to which the applicable records pertain.  This obligation to maintain accurate books of account and the right to inspect them shall survive termination of this Agreement for a period of five (5) years or such period of time as to satisfy any applicable taxing authority audit periods if longer.

5.2.
Corrections.  CardioNova may submit a new statement correcting for an unintentional and newly discovered overpayment within one hundred eighty days (180) days after the close of CardioNova’s corporate fiscal year in which the original payment was due.  CardioNova’s sole remedy for overpayment shall be a credit of such overpayment against future quarterly payment(s) due AtheroNova.   After the one hundred eighty days (180) has expired, AtheroNova may reasonably rely on the payment previously made and shall have no further obligation to credit CardioNova for any previous overpayments unless such overpayments are discovered as a result of an audit conducted by AtheroNova.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

5.3.
Audit Reimbursement.  In the event an audit by AtheroNova shows an underpayment, CardioNova shall pay AtheroNova the amounts underpaid.  In addition, in the event the examination shows an underpayment of more than [***] for any quarter, CardioNova shall pay AtheroNova, in addition to the amounts underpaid, the costs of the audit and interest on any undisputed underpayments at the monthly rate of [***], compounded monthly.

5.4.
Interest.  The royalty payments set forth in this Agreement shall, if overdue and undisputed, bear interest until payment at the monthly rate of [***], compounded monthly.  The payment of such interest shall not foreclose AtheroNova from exercising any other rights it may have as a consequence of the lateness of the payment.

ARTICLE VI. PATENT PREPARATION, PROSECUTION, REGISTRATION

6.1.
Prosecution.  AtheroNova shall be responsible, using counsel selected by AtheroNova and subject to CardioNova’s reasonable approval, for promptly and diligently preparing, prosecuting and maintaining the AtheroNova Patent Rights during the term of this Agreement including the Development IP and any inventions arising out of the Studies conducted in the Territory.  AtheroNova shall keep CardioNova reasonably apprised of all material written correspondence to and from the relevant patent offices governing intellectual property rights in the Territory in a manner, format and timing to permit CardioNova an adequate opportunity to comment thereon.  AtheroNova shall take into due and reasonable consideration all such comments and shall incorporate same as determined in its sole discretion, exercised reasonably, prior to submitting its correspondence, submissions and filings to the patent offices.  CardioNova shall reasonably cooperate with and assist AtheroNova with such documentation as may be reasonably needed by AtheroNova and reasonably obtained by CardioNova in connection with such prosecution efforts.  The parties shall equally share the reasonable Third Party costs incurred by the parties in connection with the preparation, prosecution and maintenance of the AtheroNova Patent Rights in the Territory.

6.2.
Registration.  The parties recognize that in order to comply with Russian Federation registration regulations, this License Agreement may need to be re-executed at the time of the issuance of a patent included in the AtheroNova Patent Rights in the Russian Federation (such agreement to be referred to as the “Re-Execution Agreement”).  The Re-Execution Agreement shall contain the same terms as this Agreement albeit modified (i) to specifically identify the newly issued patent included in the AtheroNova Patent Rights and (ii) to adjust the license term to coincide with the expiration of a Valid Claim of the newly issued patent included in the AtheroNova Patent Rights.  Accordingly, to comply with such registration regulations, the parties hereby agree to execute the Re-Execution Agreement and to take such other steps as may be required so that CardioNova may register the grant of the license to CardioNova by AtheroNova to the AtheroNova Patent Rights.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE VII. INFRINGEMENT ACTIONS

7.1.
Infringement by Third Parties.  The parties shall inform each other promptly, in writing, of any alleged infringement of the AtheroNova Patent Rights in the Territory by a Third Party, and any available evidence thereof.   AtheroNova and CardioNova shall consult one another in a timely manner concerning any appropriate response to the alleged infringement.

7.2.
Expenses Paid by CardioNova.  CardioNova may prosecute such infringement at its own expense provided that it may apply up to [***] percent of the royalties due hereunder against the cost of such litigation without any permission being required of AtheroNova.  If requested in writing by CardioNova, AtheroNova may, at its discretion, join in any legal actions enforcing or defending the AtheroNova Patent Rights against third parties deemed necessary or advisable by CardioNova to prevent or seek damages, or both, from the infringement of the AtheroNova Patent Rights, at CardioNova’s expense.  CardioNova shall be allowed, with written permission from AtheroNova, to incur on behalf of AtheroNova a litigation advance of an amount of up to a further [***] percent of a then due and payable royalty amount against such litigation (the “Further Litigation Advance”).  Such litigation shall be reviewed on a quarterly basis by both entities and continued participation and payment of the Further Litigation Advance by AtheroNova approved in conjunction with each royalty payment date.  CardioNova may not settle or compromise any such suit in a manner that imposes any obligations or restrictions on AtheroNova or grant any rights beyond those granted to CardioNova under this Agreement without AtheroNova’s prior written permission. Financial recoveries from any such litigation will first be applied to reimburse CardioNova for its litigation expenses in excess of those already covered by the application of royalties due, then to reimbursing AtheroNova for all royalties which were reduced from payments otherwise due and applied to the cost of litigation. Thereafter all remaining recoveries paid to CardioNova shall be treated as if they were Net Sales, subject to the royalty due AtheroNova.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

7.3.
Expenses Mutually Paid.  CardioNova’s rights under Section 7.2 are subject to the continuing right of AtheroNova to intervene at AtheroNova's own expense and join CardioNova in any claim or suit for infringement of the AtheroNova Patent Rights.  CardioNova and AtheroNova shall agree on the manner in which they shall exercise control over such action.  AtheroNova shall have the right to have its own counsel if it so desires at its own expense.  Financial recoveries from any such litigation will first be applied to reimburse CardioNova and AtheroNova for their litigation expenditures and then shared between AtheroNova and CardioNova in direct proportion to their share of the litigation expenses in such infringement action.

7.4.
Expenses Paid by AtheroNova.  If CardioNova fails to prosecute any infringement within ninety (90) days of notice of such infringement or within such earlier period such that AtheroNova’s rights are not irrevocably prejudiced with respect to such infringement, AtheroNova may prosecute such infringement at its own expense.  In such event, financial recoveries will be entirely retained by AtheroNova.

7.5.
Cooperation.  In any action to enforce any of the AtheroNova Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible.  This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any Third Party except as may be required by lawful process of a court of competent jurisdiction.

7.6.
Infringement Allegations By Third Parties.  In the event that a Third Party asserts or alleges that a Licensed Product manufactured by or for CardioNova, or sold by a Seller infringes a trade secret or other proprietary copyright of such Third Party, CardioNova shall immediately notify AtheroNova in writing about such assertion or allegation.  To the extent such claim is based on materials, products, product designs, or product specifications or manufacturing processes provided by AtheroNova, AtheroNova will assume the defense of such claim through counsel of its own choosing and at its sole expense. In the event that a Third Party asserts or alleges that a Licensed Product manufactured by or for CardioNova, or sold by a Seller infringes a patent issued within the Territory (a "Patent Claim"), CardioNova shall have the first right, but not the obligation to defend against such Patent Claim, and if CardioNova elects to defend against the Patent Claim, AtheroNova shall reimburse CardioNova for [***] of the reasonable legal expenses (including reasonable attorneys’ fees) incurred by CardioNova in connection with the defense of a Patent Claim (the "CardioNova Patent Claim Expenses") as follows:  CardioNova shall receive a credit against [***] of all royalties payable to AtheroNova by CardioNova hereunder on the sales of the allegedly infringing Licensed Products during the period while the Patent Claim is pending (the “AtheroNova Patent Claim Contribution"), provided that the AtheroNova Patent Claim Contribution for each Patent Claim shall not exceed [***] of the CardioNova Patent Claim Expenses incurred for that Patent Claim.  In the event that CardioNova elects not to defend a Patent Claim, which election not to defend must be made in such a manner so as not to irrevocably prejudice AtheroNova’s rights in connection with such Patent Claim, then AtheroNova shall defend and indemnify CardioNova against such Patent Claim provided that CardioNova shall pay [***] of the royalties payable in the sales of allegedly infringing Licensed Products.  In the event that AtheroNova receives notice of such assertion or allegation, AtheroNova shall immediately notify CardioNova in writing of such allegation or assertion.  CardioNova may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 7.6 provided that if such settlement would have an adverse effect upon AtheroNova or the validity or enforceability of the AtheroNova Patent Rights or other Licensed Technology in the Territory or otherwise, AtheroNova’s approval shall be required, which approval shall not be unreasonably withheld or delayed.  At all times CardioNova shall be entitled, at its option, to participate in any such defense using counsel of its choosing and at its expense.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE VIII. PRODUCT INDEMNIFICATION

8.1.
Indemnification by Parent and AtheroNova.  Parent and AtheroNova shall severally and jointly indemnify, defend and hold harmless CardioNova, its Affiliates and Sublicensees and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “CardioNova Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the CardioNova Indemnitees in connection with any Third Party claim, demand, suit, action or judgment (a) arising out of the gross negligence or intentional misconduct of Parent and/or AtheroNova or any material breach of any obligation or warranty or representation by Parent and/or AtheroNova under this Agreement; or (b) arising in connection with the supply of any Licensed Product by AtheroNova to CardioNova when the Licensed Product is used in accordance with the instructions provided by AtheroNova; or (c) based on any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability) only to the extent Licensed Product is manufactured and supplied to CardioNova by AtheroNova or its agents or (d) based on, or caused by any act or omission of AtheroNova with respect to the development, manufacture, use, sale, offer for sale, or importation or exportation of any Licensed Product except to the extent that such liability, damage, loss or expense is covered under Section 8.2 or is directly attributable to the gross negligence or intentional misconduct of any Seller.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

8.2.
Indemnification by CardioNova.  CardioNova shall indemnify, defend and hold harmless AtheroNova and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “AtheroNova Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the AtheroNova Indemnitees in connection with any Third Party claim, demand, suit, action or judgment (a) arising out of the gross negligence or intentional misconduct of any Seller or any material breach of any obligation or warranty or representation by any Seller, as applicable, under this Agreement; or (b) arising in connection with or based on, or caused by any act or omission of CardioNova with respect to securing Regulatory Approval in the Territory for the sale, offer for sale or importation or exportation under the laws of any country in the Territory of any Licensed Product within the Territory; or (c) based on any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability) if CardioNova fails to use the Licensed Product in accordance with instructions provided by AtheroNova and/or the Licensed Product is manufactured by CardioNova or (d) based on, or caused by any act or omission of any Seller with respect to sale or offer for sale of any Licensed Product in the Territory; except to the extent that any of such foregoing liability, damage, loss or expense is directly attributable to the gross negligence or intentional misconduct of AtheroNova or its Affiliates.

8.3.
Procedures.  The party claiming indemnification pursuant to this Section 8 (the "Indemnified Party") shall promptly notify the party providing indemnification pursuant to this Section 8 (the "Indemnifying Party") of any such claim of which it becomes aware and shall: (i) at the Indemnifying Party’s expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim, and (ii) at the Indemnified Party’s expense, be entitled to participate in the defense of any such claim.  The Indemnifying Party shall be permitted to solely control the defense of any such claim or action and all negotiations for its settlement or compromise; provided, however, that (i) no settlement or compromise affecting the financial or legal obligations of any Indemnified Party shall be entered into or agreed to without such Indemnified Party’s prior written approval, which approval shall not be unreasonably withheld, unless such settlement contains a release by the claimant or the plaintiff of such Indemnified Party, its Affiliates, officers, directors, employees, representatives, and agents from liability in respect of such claim or action and (ii) such Indemnified Party has the right to participate, at its own expense, in the defense and/or settlement of any such claim or action in order to protect its own interests, provided, however, that such Indemnified Party shall not enter into or agree to any settlement or compromise affecting the financial or legal obligations of any Indemnifying Party without such Indemnifying Party's prior written approval, which approval shall not be unreasonably withheld, unless such settlement contains a release by the claimant or the plaintiff of such Indemnifying Party, and its officers, directors, employees, representatives, and agents from liability in respect of such claim or action.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

8.4.
Insurance.  Each party shall procure and maintain Commercial General Liability insurance, including without limitation, Product Liability, Contractual Liability, and Errors and Omissions insurance, in amounts which are reasonable and customary to cover its indemnity obligations hereunder.  Insurance coverage shall be obtained through reasonably acceptable insurance carriers and shall be maintained during the term of this Agreement and for five (5) years thereafter.

8.5.
No Other Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS AND EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

8.6.
Notification.  Each party shall promptly notify the other party of all claims involving the notifying party’s indemnitees who shall cooperate with the indemnifying party to the fullest extent reasonably possible.

8.7.
Limits of Liability.  No party shall be liable to any other party for special, incidental, consequential or punitive damages or for lost profits.  The foregoing limitations of liability will not apply to any party’s material breach of its confidentiality obligations under Section 14 or to the gross negligence or willful misconduct of any party.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE IX. EXPORT CONTROLS

9.1.
It is understood that Licensed Products or Licensed Processes may be subject to United States laws and regulations and the laws and regulations of the countries in the Territory controlling the export or transfer of defense articles, technical data, computer software, laboratory prototypes, and other commodities.  CardioNova hereby agrees to comply at its expense with any import or export controls or federal regulations which may apply to the Licensed Products or Licensed Processes in the Territory and AtheroNova agrees to comply at its expense with any comparable export laws and regulations of the USA.

ARTICLE X. ANCILLARY AGREEMENTS

10.1.
Concurrently with this Agreement, the parties shall enter into the Stock Purchase Agreement.  Following the Effective Date hereof, as the development of Licensed Products progresses and the parties approach submission to the applicable regulatory agencies for marketing approval, the parties shall negotiate in good faith and enter into the Manufacturing and Supply Agreement and the Pharmacovigilance Agreement.

ARTICLE XI. ASSIGNMENT

11.1.
This Agreement may not be assigned by any party without the prior written consent of the other parties, such consent not to be unreasonably withheld, except that any party may assign this Agreement in connection with any merger, consolidation, reorganization, or sale of all or substantially all of its equity or the assets to which this Agreement pertains, or in the event of the sale or transfer of a controlling interest in such party, or to an Affiliate. Any purported assignment in violation of this Section 11.1 shall be null and void.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ARTICLE XII. ARBITRATION

12.1.
Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, excluding any dispute relating to patent validity or infringement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Wilmington, Delaware under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable.  The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement.  Any award rendered in such arbitration may be enforced by either party in either the courts of the State of Delaware or in the United States District Court for the District of Delaware, to whose jurisdiction for such purposes Parent, AtheroNova and CardioNova each hereby irrevocably consents and submits.

12.2.	Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE XIII. TERM AND TERMINATION

13.1	Term of Agreement. The Term of this Agreement shall mean that period of time beginning with the Effective Date and continuing until the later of (i) the last to expire Valid Claim or (ii) ten years.

13.2	Bankruptcy.

13.2.1
Voluntary or Involuntary Proceeding.  CardioNova shall have the right to terminate this Agreement at any time upon written notice to AtheroNova if (a) either Parent or AtheroNova shall file in any court, pursuant to any statute of any state, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of all or substantially all of AtheroNova’s property, or if either Parent or AtheroNova shall make an assignment for the benefit of creditors, or if either Parent or AtheroNova shall commit any other affirmative act of insolvency; or (b) if there shall be filed against either Parent or AtheroNova in any court, pursuant to any statute of any state, an involuntary petition in bankruptcy or insolvency or for reorganization, or if there shall be involuntarily appointed a receiver or trustee of all or substantially all of either Parent’s or AtheroNova’s property, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within one hundred twenty (120) days of the date of the filing or the appointment.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

13.2.2
Rights.  Notwithstanding any other provision of this Agreement to the contrary and to the extent applicable, in the event that AtheroNova becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar law in any other country (the “Bankruptcy Code”) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) CardioNova shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (ii) to the extent any rights of CardioNova under this Agreement which arise after the expiration or termination of this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by CardioNova after any Bankruptcy Rejection as though this Agreement were terminated or expired. CardioNova shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement.

13.3
Non-payment.  Should CardioNova fail to pay AtheroNova royalties due and payable hereunder which are not subject to reasonable dispute, AtheroNova shall have the right to terminate this Agreement on a country-by-country basis where such royalties have not been paid when due, including all licenses hereunder with respect to such country, on thirty (30) days’ written notice, unless CardioNova shall pay AtheroNova within the thirty (30) day period, all undisputed amounts payable as to the applicable country pursuant to this Agreement.  Should there be any dispute between the parties concerning the amounts payable, such matter shall be submitted for resolution under the provisions of Article 12 before termination shall become effective under the provisions of this Section 13.3.

13.4
For Cause.  Other than for those circumstances set forth in Sections 13.2 and 13.3, either party shall have the right to terminate this Agreement, including all licenses hereunder, on ninety (90) days written notice due to the material breach or default of this Agreement by the other party unless during such ninety (90)-day period the party receiving such notice cures the breach described therein.

13.5	Without Cause.

13.5.1
By CardioNova.  CardioNova shall have the right to terminate this Agreement on a country-by-country basis or in its entirety at any time and for any reason upon thirty (30) days written notice in the event of the failure of a Study to meet its primary endpoint goals or if the Russian Regulatory Authority has advised that marketing approval for a Licensed Product will not be issued or is very unlikely to be issued or the Russian Regulatory Agency has issued either additional testing demands that make the continued development commercially infeasible or issues an unapprovability letter or its functional equivalent.  In the event of termination under this Section 13.5.1, CardioNova shall immediately cease all development and commercialization of Licensed Products and shall cease and desist from engaging in any other activity in relation to or covered by Valid Claims under the AtheroNova Patent Rights.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

13.5.2
By AtheroNova.  Beginning with the Effective Date and ending two years after the first marketing approval issued in the Territory for a Licensed Product, AtheroNova shall have the right on thirty (30) days written notice to fully terminate this Agreement for the purpose of supporting a transaction including global or European Union rights concerning Licensed Products that AtheroNova wishes to implement with a Third Party (the “Strategic Partner”) provided that AtheroNova makes the Termination Payment to CardioNova as specified in Appendix D.

13.6
Effect of Termination.  Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.  CardioNova may, however, for a period of [***] after the effective date of such termination, sell all fully manufactured Licensed Products in its inventory, and in the event it has a manufacturing license also complete the manufacture of Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that CardioNova shall pay to AtheroNova the royalties and submit the reports thereon as required by Article IV of this Agreement.

13.6.1
Any agreement already entered into by CardioNova with a Sublicensee, reseller or distributor in the Territory prior to CardioNova’s receipt of a notice of termination from AtheroNova, shall continue in effect except that such agreement shall be transferred to AtheroNova or the Strategic Partner as applicable who shall take over all of CardioNova's rights and obligations therein. Neither AtheroNova nor the Strategic Partner shall have any right to terminate such agreement other than pursuant to such terms as are specifically provided in such agreement(s).  Upon execution thereof, copies of all such agreements entered into by CardioNova with a Sublicensee, reseller or distributor shall be provided to AtheroNova, except that financial terms may, at the option of CardioNova, be redacted from such agreements until such time as this Agreement is terminated.  Notwithstanding the foregoing, CardioNova shall provide all previously redacted financial terms to AtheroNova’s independent auditor solely for the auditor’s inspection and use in connection with the exercise of the audit right granted pursuant to Article 5.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

13.6.2
In addition to those provisions which by their terms survive termination for the time periods provided therein, Articles VII, VIII, XIV and XVI and all associated definitions shall survive termination.

ARTICLE XIV. NOTICES AND CONFIDENTIALITY

14.1
Addresses.  Any payment (if not made by wire transfer), notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of receipt, or seven (7) days after mailing if sent to such party by Certified First Class Mail, Postage Prepaid, or three (3) days after delivery to an internationally recognized ‘overnight’ courier addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of Parent and/or AtheroNova:	In the case of CardioNova:

AtheroNova, Inc./AtheroNova Operations, Inc. Attention: President 2301 Dupont Drive, Suite 525 Irvine, CA 92612 U.S.A.	OOO CardioNova Attention: President Bolshaya Yakimanka 1 Suite 329 Russia, 119180

14.2
Proprietary Information.  As used in this Agreement, the term “Proprietary Information” means all scientific, technical, trade or business information of either party (the “Disclosing Party”) disclosed to the other party (the “Recipient”), whether or not in writing, of a confidential or proprietary nature, including any portion of analyses, compilations, forecasts, data, studies or other documents prepared by Recipient which contains such information.  By way of illustration, but not limitation, Proprietary Information may include inventions, know-how, products, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, research data, pre-clinical and clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Disclosing Party.

14.3
Confidentiality re Proprietary Information.  Except as expressly permitted in this Section 14.3, during the Term and until the Proprietary Information becomes public through no fault of the Recipient, the Recipient shall hold in confidence and shall not directly or indirectly disclose, communicate or in any way divulge to any person any Proprietary Information received from the Disclosing Party, without the prior written consent of the Disclosing Party.  The Recipient shall use such Proprietary Information solely for the purposes of this Agreement. The Recipient shall not provide or grant access to the Proprietary Information to any Third Party, except the Recipient may disclose Proprietary Information received by it under this Agreement only to those of its directors, officers, employees, agents and consultants who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such Proprietary Information on terms not less restrictive than the terms herein and to potential or actual Sublicensees, distributors or investors who are likewise bound by a written agreement to protect the confidentiality of such Proprietary Information; provided that Recipient shall be liable to the Disclosing Party for any failure of any such director, officer, employee, agent, consultant, Sublicensees, distributors or investors to abide by the restrictions contained in this Agreement.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Beginning with the Effective Date hereof, this Agreement shall govern the exchange of any Proprietary Information between the parties which occurs on and after the Effective Date.

14.4
Limitation on Obligations.  The obligations of the Recipient specified in Section 14.3 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent the Recipient can demonstrate, by clear and convincing evidence, that such Proprietary Information:

14.4.1	was known or used by the Recipient prior to the date of disclosure to the Recipient, as evidenced by the written or physical records of the Recipient existing prior to the disclosure;

14.4.2
either before or after the date of disclosure to the Recipient, is lawfully disclosed to the Recipient by an independent, unaffiliated Third Party rightfully in possession of the Proprietary Information and such Proprietary Information is disclosed without an obligation of confidentiality attached;

14.4.3
either before or after the date of disclosure to the Recipient, becomes published or generally known to the public through no fault or omission on the part of the Recipient, but such inapplicability applies only after such information is published or becomes generally known; or

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

14.4.4	is independently developed by employees or contractors or other agents of the Recipient without knowledge of, access or reference to the Proprietary Information of the Disclosing Party.

In addition, the Recipient may make disclosures of the Disclosing Party’s Proprietary Information including the terms of this Agreement but solely to the extent Recipient counsel determines is reasonably necessary and required to comply with applicable laws or regulations or with a court or administrative order; provided, that the Recipient, when possible, provides prior written notice of such disclosure to the Disclosing Party and makes the minimal disclosure required and allows the Disclosing Party an opportunity to seek protective orders regarding such disclosure.  To the extent permitted by applicable law or the rules and regulations promulgated by the Securities and Exchange Commission, Parent shall use all reasonable efforts to seek confidential treatment with respect to any commercially sensitive terms contained in this License Agreement and the Ancillary Agreements and to do so in accordance with any reasonable request therefor made by CardioNova.

14.5
Equitable Relief.  The Recipient agrees that any actual or threatened breach of this Agreement may cause the Disclosing Party substantial and irreparable damages and that monetary damages will be insufficient to remedy such damages and, therefore, in the event of any such actual or threatened breach, in addition to other remedies which may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

14.6
Ownership of Proprietary Information.  Subject to Article 2, the Recipient agrees that the Disclosing Party (or any Third Party entrusting its own confidential information to the Disclosing Party) is and shall remain the exclusive owner of the Proprietary Information disclosed to the Recipient and all patent, copyright, trademark, trade secret, and other intellectual property rights in such Proprietary Information or arising therefrom.  Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to the Recipient is granted or implied under this Agreement.

ARTICLE XV. REPRESENTATIONS AND WARRANTIES

15.1.	Representations and Warranties of CardioNova. CardioNova represents and warrants to AtheroNova as follows:

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

15.1.1.
CardioNova is a corporation duly organized, validly existing and in good standing under the laws of the Russian Federation.  CardioNova has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  CardioNova has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

15.1.2.
The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate CardioNova corporate action.  The performance by CardioNova of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party;

15.1.3.
(a) CardioNova shall use its reasonable efforts to ensure that its personnel have the proper skill, training and background necessary to accomplish their assigned tasks, and that all services to be rendered under this Agreement shall be performed in a competent and professional and workmanlike manner, by fully qualified personnel of CardioNova or its Affiliates, sub-licenseees, agents, contractors or other business partners, (b) the Studies shall conform to the Development Plan, (c) its processes and materials do not and shall not violate any applicable laws, rules or regulations or infringe the rights of any third party, and (d) it has obtained or shall obtain and maintain during the Term all rights, licenses, consents and authorizations necessary to perform its obligations as set forth in this Agreement; and

15.1.4.	CardioNova will comply with all applicable laws related to this Agreement.

15.2.	Representations and Warranties of Parent and AtheroNova. Parent and AtheroNova severally represent and warrant to CardioNova as follows:

15.2.1.
Each of Parent and AtheroNova is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Parent and AtheroNova has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted.  Each of Parent and AtheroNova has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement and, with respect to AtheroNova, also the Ancillary Agreements, and to carry out and perform its obligations under the terms of this Agreement;

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

15.2.2.
The performance by each of Parent and AtheroNova of any of the terms and conditions of this Agreement applicable to each does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party;

15.2.3.
AtheroNova is the owner of the Licensed Technology or otherwise has the right to grant the licenses granted hereunder, and that said licenses do not conflict with or violate the terms of any agreement between Parent and/or AtheroNova and a Third Party.  Each of Parent and AtheroNova further warrants that it has not as of the Effective Date granted and will not during the Term grant any other licenses having the same rights as the Commercial License to any Third Party.  However, nothing in this Agreement shall be construed as:

15.2.3.1.
a warranty or representation by either Parent or AtheroNova as to the validity or scope of any right included in the AtheroNova Patent Rights.  Notwithstanding the foregoing, Each of Parent and AtheroNova warrants that it has not been informed, as of the Effective Date, of any administrative or judicial proceeding contesting the ownership, inventorship, validity, or enforceability of any element of the AtheroNova Patent Rights or Know-how nor does either of Parent or AtheroNova have any reason to doubt the ownership, inventorship, validity, or enforceability of any element of the AtheroNova Patent Rights or Know-how; and

15.2.3.2.	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties.

15.2.4.
Each of Parent and AtheroNova represents that to the best of its actual knowledge practice of the AtheroNova Patent Rights in the Territory and (their equivalent) in the U.S. will not infringe the intellectual property rights of any third party;

15.2.5.	Each of Parent and AtheroNova will comply with all applicable laws related to this Agreement.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

15.2.6.
Parent hereby fully, unconditionally and irrevocably guarantees all of the obligations of AtheroNova under this Agreement, and in the event that AtheroNova fails to perform any such obligation, CardioNova may proceed against Parent directly.

ARTICLE XVI MISCELLANEOUS PROVISIONS

16.1.
Applicable Law.  This Agreement and all subsequent modifications or amendments thereto shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

16.2.
Agreement is Confidential.  All terms and conditions of this Agreement (but not the existence of this Agreement) are confidential and may not be disclosed to any but the authorized representatives of the parties and may not be disclosed to any Third Party absent specific written permission of both parties.  This Agreement is considered proprietary business information and both parties recognize that breach of confidentiality will have a damaging effect on the business purposes of the non-breaching party.  Disclosure absent such written permission is considered a material breach of the Agreement.  Any breach of this provision may cause irreparable harm and the non-breaching party will be entitled to seek injunctive relief without the necessity of posting bond.  Notwithstanding the foregoing, AtheroNova shall be permitted to disclose any portion or all of this Agreement, and/or the terms herein, as may be required by law or the rules and regulations promulgated by the United States Securities and Exchange Commission (including, without limitation, on or in connection with any current or periodic reports required to be filed or furnished thereby), provided, that before making any such disclosure, AtheroNova shall use its reasonable efforts to provide to CardioNova a draft thereof and, if practicable, an opportunity to provide any reasonable comments thereto.  To the extent permitted by applicable law or the rules and regulations promulgated by the United States Securities and Exchange Commission, AtheroNova shall use its reasonable efforts to seek confidential treatment with respect to any commercially sensitive terms contained in this Agreement in accordance with any reasonable request therefore made by CardioNova.

16.3.
Integration.  The parties hereto acknowledge that this Agreement along with those additional agreements referenced herein together sets forth the entire Agreement and understanding and supersedes and makes null and void as of the Effective Date any and all prior understandings and agreements of the parties hereto as to the subject matter hereof including the non-disclosure agreement between Maxwell Biotech and Parent dated March 1, 2011 and the Research and Development Collaboration, Equity Investment & Territory License Term Sheet dated September 8, 2011, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

16.4.
Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.  If such invalidity or unenforceability of a provision makes the remaining terms illogical, or changes substantially the meaning and intent of this Agreement, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

16.5.	Patent Markings. All Licensed Products shipped to or sold in the Territory shall be marked in such a manner so as to conform with the patent laws and practice of the country of manufacture or sale.

16.6.
Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

16.7.
Authority.  Each of CardioNova, Parent and AtheroNova warrants and represents that the persons signing this Agreement on its behalf have authority to execute this Agreement and that execution of this Agreement does not violate any law, rule, or regulation applicable to it or any contract or other agreement by which it is bound.

16.8.	Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

16.9.	Official Language. The official language of this Agreement shall be English.

Signature page follows.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

IN WITNESS WHEREOF, the parties have, by affixing their authorized signature below, fully executed this Agreement as of the Effective Date set forth above:

AtheroNova, Inc.		OOO CardioNova

By	/s/ Thomas W. Gardner	By	/s/ Andrey Boldyrev
Name	Thomas W. Gardner	Name	Andrey Boldyrev
Title	CEO	Title	General Director

AtheroNova Operations, Inc.

By	/s/ Mark Selawski
Name	Mark Selawski
Title	CFO

"Upon approval of the Development Plan by the JSC and provided OOO CardioNova has secured the Financing pursuant to Section 3.3, OOO Maxwell Biotech Group hereby fully, unconditionally and irrevocably guarantees all of the obligations of OOO CardioNova to AtheroNova, Inc. under this Agreement, and in the event that OOO CardioNova fails to perform any such obligation, AtheroNova, Inc. may proceed against OOO Maxwell Biotech Group directly. This guarantee may be terminated by OOO Maxwell Biotech Group on the earlier of (i) the sale, license or other transfer of all or substantially all of the assets of OOO CardioNova to a Third Party, provided (a) such Third Party assumes all of OOO CardioNova’s financial obligations under the Agreement, (b) such Third Party has assets after liabilities that exceed  those of OOO Maxwell Biotech Group based on the most recent audited accounts at the time of such transfer and (c) no such transfer occurs prior to completion or discontinuation of the Studies,  and (ii) termination of the Agreement."

Acknowledged and Agreed:

MAXWELL BIOTECH GROUP

By:                                                                By:
Its:                                                                Its:

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Attachments
Appendix A – AtheroNova Patent Rights
Appendix B – Basic Terms for the Ancillary Agreements
Appendix C – Termination Payment
Appendix D – Drug Supplies Total Cost
Phase I Study Protocol
Phase II Study Protocol

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Appendix A

AtheroNova Patent Rights

Attorney Docket No.	Serial No./ Patent No.	Title	Status	Country

	WO 2010/033637 (PCT US2009/057211)	Dissolution of Arterial Plaque	PCT Pub Mar 25, 2010	Pending

	WO 2011/044523 (PCT US2011/0086829)	Compositions and Methods for Treating Obesity	PCT Pub Apr 14, 2011	Pending

Plus all patent rights in the Territory claiming priority to or nationally filed from any of the foregoing.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Appendix B
Ancillary Agreements

Concurrent
Stock Purchase Agreement
Parent and CardioNova will enter into a separate Stock Purchase Agreement providing for inter alia an equity investment by CardioNova not to exceed a total of US$267,000 comprising two installments: (i) US$150,000 on approval of the Development Plan by the JSC and (ii) the lesser of (a) US$117,000 and, (b) upon completion of the activities shown in Appendix D, an amount equal to the Drug Supplies Total Cost less US$150,000 in exchange for that number of shares of Common Stock determined by dividing the installment paid by the Issue Price.

CardioNova will be entitled to "piggy-back" registration rights on registrations of Parent, subject to customary underwriters' cutback.  Parent will pay registration expenses other than underwriting discounts or commissions. To the extent permitted by applicable law, Parent will, upon CardioNova's request, provide reasonable assistance to remove restrictions on the transfer of Common Stock held by CardioNova.

Future
Manufacturing and Supply Agreement
AtheroNova shall provide on a timely basis conforming Licensed Product priced at [***].  AtheroNova shall QC the Licensed Product before shipping and CardioNova shall have thirty (30) days after receipt to confirm conformance.  CardioNova shall provide one hundred twenty (120)-day rolling forecasts updated every thirty (30) days specifying quantities, delivery times and locations.

Pharmacovigilance Agreement
Within six (6) months prior to the predicted First Commercial Sale of a Licensed Product in the Territory, the parties shall discuss in good faith and enter into a pharmacovigilance and adverse event reporting agreement setting forth the pharmacovigilance procedures for the parties with respect to the Licensed Product, such as safety data sharing, adverse events reporting and prescription events monitoring. The agreement shall govern the pharmacovigilance procedures to be agreed upon by AtheroNova, CardioNova and the commercial partners of CardioNova.

The foregoing agreements shall contain such additional terms as is customary for such agreements and reasonable given the nature of the circumstances and the intent of the parties.  All such terms shall be commercially reasonable and negotiated in good faith by the parties.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Appendix C
Termination Payment

The Termination Payment to be paid by AtheroNova to CardioNova in respect of a Section 13.5.2 Termination Notice received by CardioNova prior to the first marketing approval of Licensed Product in the Territory shall be determined in accordance with the following:

(i)
If a final, quality-assured clinical statistical report for the final clinical trial required by the first reviewing regulatory authority in the Territory has been created ("Final Trial Report") prior to CardioNova’s receipt of the Termination Notice, the amount payable as a termination payment shall equal [***], plus an additional amount of [***] provided marketing approval in a country in the Territory occurs as a result of the regulatory authority acting on the Final Trial Report and such marketing approval has occurs within [***] of the date of CardioNova’s receipt of the Termination Notice.

(ii)
If a Final Trial Report has not been created on or before CardioNova receives the Termination Notice, the Termination Payment shall equal (a) [***] if the final clinical trial referred to in Section (i) of this Appendix C has not commenced, or if it has commenced, then (b) [***] in respect of such final trial incurred up to the date of receipt of the Termination Notice and the amount required for CardioNova to complete any trial then on-going.

(iii)	If the Termination Notice is received after the first marketing approval in the Territory, the Termination Payment shall equal [***].

(iv)
The scheduling of payment of the Termination Payment will be negotiated in good faith between AtheroNova and CardioNova taking into account the amount and timing of the payments to be received by AtheroNova from the Strategic Party provided however that no termination shall be effective unless the parties come to agreement thereon.

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Appendix D
Drug Supplies Total Cost

[***]

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Phase I Study Protocol
(to be attached)

CONFIDENTIAL TREATMENT REQUESTED UNDER 17 C.F.R. §§ 200.80(b)(4) AND 240.24B-2.  PORTIONS OF THIS AGREEMENT CONSISTING OF ASTERISKS SURROUNDED BY BRACKETS (I.E. [***]) HAVE BEEN REDACTED AND SUCH REDACTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Phase II Study Protocol
(to be attached)